Exhibit 99.1

Press Release of Active Power, Inc. dated January 22, 2004

[ACTIVE POWER LOGO]

ACTIVE POWER ANNOUNCES FOURTH QUARTER RESULTS

AUSTIN, Texas (January 22, 2004) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its fourth quarter ended December 31, 2003. Total revenues for the fourth quarter of fiscal 2003 were $2.4 million, down 19% sequentially from the third quarter 2003. Product revenues for the quarter increased 17% from the same period in the prior year. There was no development contract revenue for the quarter ended December 31, 2003, as compared with $1.0 million for the same period last year, resulting in a 21% reduction in total revenue.

During the fourth quarter, the company received its largest order to date, worth approximately $3.5 million, from a large industrial paper manufacturer. Active Power recognized $344 thousand of revenue from this order in the fourth quarter. Approximately $1.3 million of additional equipment was shipped against this order during the fourth quarter, but was not recognized due to the terms and conditions of the sale. The company believes it will recognize revenue for those shipments in the first quarter of 2004, and anticipates the balance of the contract will be fulfilled over the remainder of 2004.

Net loss for the fourth quarter of 2003 was $4.4 million, or 10 cents per share, compared to a net loss of $5.1 million, or 12 cents per share, for the previous quarter and a net loss of $8.0 million, or 19 cents per share, for the same period last year. Consumption of cash and investments for the quarter was $4.0 million, as compared to $4.5 million for the previous quarter and $4.0 million for the same period last year. Cash and investments at December 31, 2003 were $72.2 million.

“The team’s hard work over the past several quarters is starting to pay off in the form of improved fundamentals,” said Joe Pinkerton, Chairman and CEO of Active Power. “Relative to the fourth quarter of last year, we increased product revenue by 17%, improved product gross margins by 63 percentage points and lowered our net loss by 45%.”

“We released a major new product in each of the last three quarters, rounding out our core flywheel-UPS line. Our engineering team also made great strides in the development of our 15-minute runtime product. We built, tested and demonstrated an early prototype of this system to several customers in 2003, and have now shifted our focus from technology validation to product development. We plan to ship alpha units to customers in the fourth quarter of this year. Most UPS systems under 100 kVA are sold without a backup generator and our new 15-minute product will allow us to penetrate this mainstream market with a cost-competitive battery-free solution.”

Business Highlights:

•	Received our largest single order to date and began shipping equipment against that order. We continue to make inroads into burgeoning industrial areas with poor power quality.

•	Furthered our government sales efforts with the installation of several units at government sites and benefited from the recent publication of a Federal Technology Alert by the U.S. Department of Energy touting the advantages of flywheel-based UPS systems for federal facilities.

•	Shipped our first 1000 kVA UPS to Europe, our 3rd new product shipment in the last 3 quarters. This unit will be used to protect critical medical equipment at a hospital facility in Belgium.

•	Improved product gross margins for the third consecutive quarter. Product gross margins increased by 63 percentage points in Q4, as compared to the same period last year, to (17%) due to increased volume, engineering driven product design savings and reduced manufacturing staffing and spending levels.

•	Installed the first 1200 kVA unit, which has been running and protecting its critical load for over 2,000 hours.

Outlook:

Active Power expects Q1 2004 revenue to increase to approximately $4.5 to $5.0 million, and Q1 earnings per share to be a loss of approximately 10 to 12 cents. We expect consumption of cash and investments in Q1 to be in the range of $4.0 million to $5.0 million. The anticipated increase in consumption of cash and investments from Q4 2003 to Q1 2004 is due to expected changes in working capital.

Conference call:

The Company will host a conference call today, Thursday, January 22, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q4 results. A replay of the webcast will be available until February 5th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights, including the possibility of an adverse outcome in the litigation in which we are currently engaged; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2003	2002	2003	2002
Revenues:
Product revenue	$2,406	$2,053	$8,890	$9,469
Development contract	—	1,000	—	4,000

Total revenue	2,406	3,053	8,890	13,469

Operating expenses:
Cost of product revenue	2,815	3,704	12,617	15,751
Cost of development contract	—	788	—	3,219
Research, development and engineering	2,008	2,751	9,138	10,696
Selling, general & administrative	2,404	2,717	10,613	11,696
Restructuring expenses	—	1,586	—	1,586
Amortization of deferred stock compensation	17	42	100	1,239

Total operating expenses	7,244	11,588	32,468	44,187

Loss from operations	(4,838)	(8,535)	(23,578)	(30,718)

Interest income	362	573	1,791	3,093
Other income (expense)	97	—	84	2

Total other income (expense)	459	573	1,875	3,095

Net loss to common shareholders	(4,379)	(7,962)	(21,703)	(27,623)

Weighted average common shares outstanding	42,092	41,589	41,925	41,247
Net loss to common shareholders per share – basic & diluted	$(0.10)	$(0.19)	$(0.52)	$(0.67)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	December 31, 2003	December 31, 2002
Assets

Cash & investments	$72,164	$90,045
Accounts receivable (net)	1,528	1,510
Inventories	4,532	6,511
Prepaid expenses and other	1,403	612
Property and equipment (net)	10,634	12,095

Total assets	$90,261	$110,773

Liabilities and stockholders’ equity

Accounts payable	$1,694	$352
Accrued expenses	3,323	3,762
Deferred revenue	184	—

Stockholders’ equity	85,060	106,659

Total liabilities and stockholders’ equity	$90,261	$110,773

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